-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Prospectus Supplement
February 24, 1999
(To prospectus--August 14, 1998)

                            AmSouth Bancorporation

                                 $175,000,000

                      6.125% Subordinated Notes due 2009

-------------------------------------------------------------------------------

    The Company:                        The Notes and the Offering:


    AmSouth Bancorporation               .  Maturity: March 1, 2009

    AmSouth-Sonat Tower
    1900 Fifth Avenue North              .  Interest Rate: 6.125%

    Birmingham, Alabama 35203
    (205) 320-7151                       .  Interest payments: semi-
                                          annually on March 1 and
                                          September 1, commencing on
                                          September 1, 1999


                                         .  Closing: March 1, 1999

    -------------------------------------------------------------------

                                Per Note    Total
    -------------------------------------------------
     Public Offering Price:      99.175% $173,556,250
     Underwriting fees:           0.650     1,137,500
     Net proceeds to AmSouth:    98.525   172,418,750
    -------------------------------------------------


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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of any of the securities offered by this prospectus supplement or the attached prospectus or determined if this prospectus supplement or the attached prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

We expect that the Notes will be ready for delivery in book-entry form through The Depository Trust Company, on or about March 1, 1999.
-------------------------------------------------------------------------------

Donaldson, Lufkin & Jenrette                         Morgan Stanley Dean Witter

                               TABLE OF CONTENTS

                                                                            Page
                           Prospectus Supplement
Description of Notes....................................................... S-3
Recent Developments........................................................ S-5
Consolidated Earnings Ratios............................................... S-6
Use of Proceeds............................................................ S-6
Underwriting............................................................... S-7
Validity of the Notes...................................................... S-8
Forward-Looking Statements................................................. S-8
                                Prospectus
Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
AmSouth....................................................................   4
Use of Proceeds............................................................   5
Certain Regulatory Considerations..........................................   6
Description of AmSouth's Capital Securities................................   6
Description of Common Stock................................................   9
Description of Preferred Stock.............................................  10
Description of Depositary Shares...........................................  13
Description of Debt Securities.............................................  17
Description of Warrants....................................................  25
Global Securities..........................................................  28
Plan of Distribution.......................................................  30
Validity of the Securities.................................................  31
Experts....................................................................  31

                             DESCRIPTION OF NOTES

  This section summarizes the specific financial and legal terms of the Notes that are more generally described under "Description of Debt Securities" beginning on page 17 of the prospectus that is attached to the back of this prospectus supplement. If anything described in this section is inconsistent with the terms described under "Description of Debt Securities" in the attached prospectus, the terms described here prevail.

  . Title: 6.125% Subordinated Notes due 2009

  . Total principal amount being issued: $175,000,000

  . Due date for principal: March 1, 2009

  . Interest rate: 6.125% per annum

  . Date interest starts accruing: March 1, 1999

  . Interest due dates: Every March 1 and September 1

  . First interest due date: September 1, 1999

  . Regular record dates for interest: Every February 15 and August 15

  . Form of Notes: The Notes will be issued as Global Securities, and may be withdrawn from the Depositary only in the limited situations described on pages 29 to 30 of the attached prospectus.

  . Name of Depositary: The Depository Trust Company ("DTC").

  . Trading in DTC: Indirect holders that trade their beneficial interests in the Global Securities through DTC must trade in DTC's same-day funds settlement system and pay in immediately available funds.

  . Optional Redemption: We may, at our option, redeem some or all of the Notes--that is, repay them early--at any time. If we redeem the Notes before March 1, 2009, we must pay you whichever of the following two items is greater:

   . 100% of the principal amount of the Notes to be redeemed

   . a "make whole" amount, which will be calculated as described below.

   When we redeem the Notes, we must also pay all interest that has accrued to the redemption date on the redeemed Notes. The Notes will stop bearing interest on the redemption date, even if you do not collect your money.

  . Calculation of Make Whole Amount: The "make whole" amount will equal the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the Treasury Rate (as defined below) plus 12.5 basis points.

    "Remaining Scheduled Payments" means the remaining scheduled payments of the principal and interest that would be due after the redemption date of a Note if such Note were not redeemed. However, if the redemption date is not a scheduled interest payment date, the amount of the next succeeding scheduled interest payment on such Note will be reduced by the amount of interest accrued on such Note to such redemption date.

    "Treasury Rate" means an annual rate equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue (as defined below), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date. The semiannual equivalent yield to maturity will be computed as of the third business day immediately preceding the redemption date.

    "Comparable Treasury Issue" means the United States Treasury security selected by Donaldson, Lufkin & Jenrette Securities Corporation or an affiliate as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

    "Comparable Treasury Price" means the average of three Reference Treasury Dealer Quotations (as defined below) obtained by the Trustee for the redemption date.

    "Reference Treasury Dealers" means Donaldson, Lufkin & Jenrette (so long as it continues to be a primary U.S. Government securities dealer) and any two other primary U.S. Government securities dealers chosen by AmSouth. If Donaldson, Lufkin & Jenrette ceases to be a primary U.S. Government securities dealer, AmSouth will appoint in its place another nationally recognized investment banking firm that is a primary U.S. Government securities dealer.

    "Reference Treasury Dealer Quotation" means the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by a Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding the redemption date.

  . Redemption Notice: We will give notice to DTC at least 30 days (but not more than 60 days) before we redeem the Notes. If we redeem only some of the Notes, DTC's practice is to choose by lot the amount to be redeemed from the Notes held by each of its participating institutions. DTC will give notice to these participants, and these participants will give notice to any "Street Name" holders of any indirect interests in the Notes according to arrangements among them; these notices may be subject to statutory or regulatory requirements. We will not be responsible for giving notice to anyone but DTC.

  . Sinking Fund: There is no sinking fund.

  . Defeasance: We may choose to terminate some of our obligations under the Notes as described under "Defeasance and Discharge" on page 23 of the attached prospectus.

  . Trustee: AmSouth will issue the Notes under the Subordinated Indenture with Bankers Trust Company, as Trustee, which is referred to on page 17 of the attached prospectus.

  . Subordination: AmSouth's obligations to make payments on the Notes will be subordinated as described on pages 19 to 20 of the attached prospectus. The Notes will remain outstanding, and you will not be permitted to require AmSouth to repay them early, even if AmSouth defaults in its obligations under the Notes, unless AmSouth becomes bankrupt.

                              RECENT DEVELOPMENTS

  AmSouth had fourth quarter 1998 earnings of $68.4 million, or $0.57 per diluted share ($0.58 basic), and full-year earnings of $262.7 million, or $2.17 per diluted share ($2.20 basic). Fourth quarter 1998 earnings per share increased 18.8 percent over the $0.48 recorded in the fourth quarter of 1997, while net income increased 16.1 percent over the $58.9 million earned in the fourth quarter of 1997. AmSouth"s fourth quarter 1998 performance resulted in a return on average equity of 19.12 percent, the highest quarterly return on equity since AmSouth was founded, and a return on average assets of 1.37 percent. For 1998 AmSouth's earnings increased 16.2 percent over 1997 net income of $226.2 million and increased 19.2 percent over 1997 diluted earnings per share of $1.82. AmSouth's 1998 performance resulted in a return on average equity for the year of 18.56 percent, the highest annual return on equity in AmSouth's history, and a return on average assets of 1.35 percent. AmSouth's efficiency ratio for 1998 was 55.37 percent.

  Compared with the fourth quarter of 1997, fourth quarter 1998 net interest income increased 5.4 percent, reflecting growth in average interest-earning assets of 8.5 percent. Average managed loans net of unearned income excluding residential first mortgages and other loans sold increased 23.1 percent over a year ago, led by an 18.5 percent increase in average home equity lending, a
32.6 percent increase in average dealer indirect loans, and a 25.7 percent increase in averaged managed commercial loans.

  Total fourth quarter noninterest revenues, which include earnings from trust, investment management services and other sources of fee income, were $85.3 million, an increase of $14.3 million, or 20.2 percent, compared with the fourth quarter of 1997. Fourth quarter 1998 noninterest expenses were $147.7 million, an increase of 9.3 percent over last year's fourth quarter.

  Net charge-offs were 0.35 percent of average net loans in the fourth quarter of 1998 compared to 0.51 percent in the fourth quarter of 1997. At December 31, 1998, total nonperforming assets were $77.1 million, or 0.60 percent of loans net of unearned income, foreclosed properties and repossessions, a decline from 0.68 percent the previous year.

  At December 31, 1998, AmSouth reported assets of $19.9 billion, ranking it among the top 50 banking institutions in the U.S.

                         CONSOLIDATED EARNINGS RATIOS

  The following table sets forth certain information regarding AmSouth's consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred dividends.

                                                  Year Ended December 31,
                                                  ----------------------------
                                                  1998  1997  1996  1995  1994
Consolidated Ratios of Earnings to Fixed Charges
Excluding interest on deposits................... 2.46x 2.51x 2.41x 2.93x 2.52x
Including interest on deposits................... 1.52  1.49  1.40  1.40  1.39
Consolidated Ratios of Earnings to Combined
 Fixed Charges and Preferred Dividends
Excluding interest on deposits................... 2.46x 2.51x 2.41x 2.93x 2.52x
Including interest on deposits................... 1.52  1.49  1.40  1.40  1.39

  For purposes of computing these ratios, earnings represent income from continuing operations before extraordinary items plus income taxes and fixed charges. Fixed charges, excluding interest on deposits, represent interest expense (other than interest on deposits), one-third (the proportion deemed representative of the interest factor) of rent expense and all amortization of debt issuance costs. Fixed charges, including interest on deposits, represent all interest expense, one-third (the proportion deemed representative of the interest factor) of rent expense and all amortization of debt issuance costs. For purposes of calculating the consolidated ratios of earnings to combined fixed charges and preferred dividends, fixed charges would then be combined with preferred stock dividend requirements, adjusted to a pretax basis, on outstanding preferred stock of AmSouth. However, no preferred stock of AmSouth is outstanding as of the date of this prospectus supplement or was outstanding during any of the periods represented in the above table.

                                USE OF PROCEEDS

  AmSouth currently plans to use $100,000,000 of the proceeds to pay the holders of its 9 3/8% Subordinated Capital Notes, which mature May 1, 1999. AmSouth will use the remainder of the proceeds of the Notes for general corporate purposes.

                                 UNDERWRITING

  The underwriters named below have severally agreed, subject to the terms and conditions of the underwriting agreement with AmSouth, to purchase the principal amount of Notes set forth below opposite their respective names. The underwriters are committed to purchase all of such Notes if any are purchased. Under certain circumstances, the commitments of non-defaulting underwriters may be increased.

                                                                Principal Amount
Underwriters:                                                       of Notes
  Donaldson, Lufkin & Jenrette Securities Corporation..........   $131,250,000
  Morgan Stanley & Co. Incorporated............................     43,750,000
                                                                  ------------
    Total......................................................   $175,000,000
                                                                  ============

  The underwriters propose to offer the Notes in part directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and in part to certain securities dealers at such price less a concession of 0.40% of the principal amount of the Notes. The underwriters may allow, and such dealers may reallow, a concession not to exceed 0.25% of the principal amount of the Notes to certain brokers and dealers. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the underwriters.

  In connection with the offering of the Notes, the underwriters may engage in overallotment, stabilizing transactions and short covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Short covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. These stabilizing transactions and short covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions. Such activities, if commenced, may be discontinued at any time.

  All secondary trading in the Notes will settle in immediately available funds. See "Description of Notes--Trading in DTC" on page S-3 of this prospectus supplement.

  AmSouth does not intend to apply for listing of the Notes on a national securities exchange, but has been advised by the underwriters that the underwriters intend to make a market in the Notes. The underwriters are not obligated, however, to make a market in the Notes and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

  AmSouth has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

  AmSouth estimates that it will spend approximately $215,000 for printing, rating agency, trustee, accounting and legal fees and other expenses relating to the offering.

                             VALIDITY OF THE NOTES

  Sullivan & Cromwell, New York, New York, will pass upon the validity of the Notes for the Company. Gibson, Dunn & Crutcher LLP, New York, New York, will pass upon the validity of the Notes for the Underwriters.

                          FORWARD-LOOKING STATEMENTS

  This prospectus includes forward-looking statements. AmSouth has based these forward-looking statements on its current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about AmSouth, including, among other things:

  . anticipated growth strategies;

  . interest rate movements;

  . competition from both financial and non-financial institutions;

  . changes in applicable laws and regulations;

  . the timing and occurrence (or non-occurrence) of transactions and events that may be subject to circumstances beyond AmSouth's control; and

  . general economic conditions.

  AmSouth undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement might not occur.

PROSPECTUS
                                 $500,000,000
                            AmSouth Bancorporation
               Common Stock, Preferred Stock, Depositary Shares,
                         Debt Securities and Warrants

                                ---------------

  AmSouth Bancorporation ("AmSouth") may offer from time to time (i) common stock, par value $1.00 per share ("Common Stock"), (ii) one or more series of preferred stock, without par value ("Preferred Stock"), interests in which may be represented by depository shares ("Depositary Shares"), (iii) one or more series of debt securities ("Debt Securities"), consisting of debentures, notes and/or other unsecured evidences of indebtedness, which may be unsubordinated ("Senior Debt Securities") or subordinated ("Subordinated Debt Securities") to certain other obligations of AmSouth, and (iv) warrants to purchase Debt Securities, Preferred Stock or Common Stock ("Warrants", and together with the Common Stock, Preferred Stock, Depositary Shares and Debt Securities, "Securities"), at an aggregate initial offering price not to exceed $500,000,000 (or the equivalent thereof (based on the applicable exchange rate at the time of offering) in any other currency or currency unit designated by AmSouth at the time of offering), at prices and on terms to be determined at the time of sale. Securities may be offered, separately or together, in separate series, in amounts, at prices and on terms to be set forth in the applicable supplement or supplements to this Prospectus (each a "Prospectus Supplement").

  The applicable Prospectus Supplement will set forth with regard to the particular Securities in respect of which this Prospectus is being delivered, the initial public offering price and the terms of the offering thereof, and
(i) in the case of Common Stock, the number of shares; (ii) in the case of Preferred Stock, the serial designation and the number of shares, any dividend, liquidation, redemption, conversion, voting or other rights of such Preferred Stock and whether interests in such Preferred Stock will be evidenced by Depositary Shares and, if so, the identity of the Depositary (as defined herein); (iii) in the case of Debt Securities, the title, aggregate principal amount, denominations, currency or currency unit in which payments are to be made, maturity, rate of interest, if any (which may be fixed or variable), or method of calculation thereof, time of payment of any interest, terms for redemption at the option of AmSouth or the holder, if any, terms for sinking fund payments, if any, subordination terms, if any, conversion or exchange rights, if any, and any other terms and conditions of such Debt Securities; and (iv) in the case of Warrants, the duration, offering price, exercise price and detachability of such Warrants, and any other terms and conditions of such Warrants, as well as a description of the Debt Securities, Preferred Stock or Common Stock issuable upon such exercise. Securities may be issued in definitive or permanent global form.

  The Common Stock is listed on the New York Stock Exchange, Inc. under the symbol "ASO". The applicable Prospectus Supplement will contain information, where applicable, as to any other listing on a securities exchange of the Securities covered by such Prospectus Supplement.

  AmSouth may sell Securities to or through underwriters acting as principals for their own account or as agents, and also may sell such Securities directly to other purchasers or through agents designated from time to time. The applicable Prospectus Supplement will set forth the initial public offering price, the names of any underwriters or agents, the numbers or principal amounts, if any, to be purchased by underwriters, the compensation of such underwriters and agents, if any, and the net proceeds to AmSouth. If AmSouth, directly or through agents, solicits offers to purchase the Securities, AmSouth reserves the sole right to accept and, together with its agents, to reject in whole or in part any proposed purchase of Securities. See "PLAN OF DISTRIBUTION".

  All Debt Securities will be unsecured obligations of AmSouth. Senior Debt Securities, when issued, will rank on a parity with all other unsecured and unsubordinated indebtedness of AmSouth. Subordinated Debt Securities, when issued, will be subordinated as described herein under "DESCRIPTION OF DEBT SECURITIES--Subordination of Subordinated Debt Securities". Payment of the principal of Subordinated Debt Securities may be accelerated only in the case of certain events involving the bankruptcy, insolvency or reorganization of AmSouth; there will be no right of acceleration of payment of Subordinated Debt Securities in the case of a default in the performance of any covenant of AmSouth, including the payment of principal or interest. See "DESCRIPTION OF DEBT SECURITIES--Defaults". The respective indentures pursuant to which Senior Debt Securities and Subordinated Debt Securities are to be issued will not contain any limitation on the aggregate principal amount of the debt securities issued thereunder.

  None of the Securities offered hereby will be savings accounts, deposits or other obligations of any bank or nonbank subsidiary of AmSouth and none of the Securities offered hereby will be insured by the Federal Deposit Insurance Corporation or any other governmental agency.

                                ---------------

  This Prospectus may not be used to consummate the sale of any Securities unless accompanied by a Prospectus Supplement.

                                ---------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION
     PASSED  UPON  THE  ACCURACY  OR ADEQUACY  OF  THIS  PROSPECTUS.  ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is August 14, 1998.

  No person has been authorized to give any information or to make any representations other than those contained in this Prospectus and the applicable Prospectus Supplement, and, if given or made, such information or representations must not be relied upon as having been authorized. Neither this Prospectus nor any Prospectus Supplement constitutes an offer to sell or the solicitation of an offer to buy any securities other than the Securities to which they relate or any offer to sell or the solicitation of an offer to buy such Securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of AmSouth since the date hereof or thereof or that the information contained herein or therein is correct as of any time subsequent to its date.

                               ----------------

                             AVAILABLE INFORMATION

  AmSouth is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by AmSouth can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices in New York (Seven World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661), and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, such as AmSouth, that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov. Because AmSouth's Common Stock is listed on the New York Stock Exchange, Inc. (the "NYSE"), such reports, proxy and information statements and other information can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  This Prospectus does not contain all of the information set forth in the Registration Statement on Form S-3 of which this Prospectus is a part (together with all amendments and exhibits thereto, the "Registration Statement") which AmSouth has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Reference to the Registration Statement is hereby made for further information.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by AmSouth with the Commission (File No. 1-
7476) are hereby incorporated by reference:

  (a) AmSouth's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and the amendment on Form 10-K/A dated August 12, 1998, filed pursuant to Section 13(a) of the Exchange Act, except that the information referred to in Item 402(a)(8) of Regulation S-K of the Commission shall not be deemed incorporated by reference herein;

  (b) AmSouth's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998, filed pursuant to Section 13(a) of the Exchange Act;

  (c) AmSouth's Current Reports on Form 8-K dated January 13 and March 19, 1998, filed pursuant to Section 13(a) of the Exchange Act;

  (d) The description of the Common Stock set forth in the Registration Statement on Form 10 filed on March 12, 1973, pursuant to Section 12 of the Exchange Act, and any amendment to that description so filed with the Commission; and

  (e) The description of the rights to purchase Series A Preferred Stock (as defined herein) issued pursuant to the Rights Agreement (as defined herein) set forth in the Registration Statement on Form 8-A filed on March 12, 1998, pursuant to Section 12 of the Exchange Act, and any amendment to that description so filed with the Commission.

  All documents filed by AmSouth pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus from the date of filing of such documents, except that the information in any such document referred to in Item 402(a)(8) of Regulation S-K shall not be deemed incorporated by reference herein.

  Any statement contained herein, in any Prospectus Supplement or in a document incorporated or deemed incorporated by reference herein or therein shall be deemed modified or superseded for purposes of the Registration Statement, this Prospectus and such Prospectus Supplement to the extent that a statement contained herein, in any Prospectus Supplement, or in any subsequently filed document that also is or is deemed incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Prospectus or any Prospectus Supplement.

  AmSouth will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, except for any exhibits to such documents that are not specifically incorporated by reference herein. Written requests should be sent to: AmSouth Bancorporation, Post Office Box 11007, Birmingham, Alabama 35288, Attention: Investor Relations Department. Telephone requests may be directed to (205) 326-4831.

                                    AMSOUTH

General

  AmSouth is a regional bank holding company headquartered in Birmingham, Alabama, with banking operations located in Alabama, Florida, Tennessee and Georgia. At March 31, 1998, AmSouth had total consolidated assets of approximately $19.4 billion and total consolidated shareholders' equity of approximately $1.4 billion. Through its subsidiaries, AmSouth offers a broad range of banking and bank-related services.

  At the close of business on June 25, 1997, AmSouth Bank of Alabama, AmSouth Bank of Florida, AmSouth Bank of Tennessee, AmSouth Bank of Georgia and AmSouth Bank of Walker County merged into a single banking association named AmSouth Bank. AmSouth Bank (the "Bank") is a banking association organized under the laws of the State of Alabama, with its principal office in Birmingham, Alabama, and is a wholly owned subsidiary of AmSouth. The Bank had, as of March 31, 1998, total consolidated assets of $19.4 billion, total consolidated deposits of $13.0 billion and total consolidated equity capital of $1.7 billion. As of March 31, 1998, the assets of the Bank constituted virtually all of the assets of AmSouth.

  The Bank offers a wide range of consumer and commercial banking and trust services to businesses and individuals through approximately 275 banking offices located in Alabama, Florida, Tennessee and Georgia. The Consumer Banking Group of the Bank provides a wide variety of transaction, credit and financial services to meet the needs of its retail customer base. The Bank's Commercial Banking Group offers a variety of products and services, including commercial lending, international banking and cash management sales and operations. The Bank operates a network of over 600 automated teller machines that are linked with shared automated tellers in all 50 states. The Capital Management Group of the Bank offers a wide array of trust services, including estate and trust planning, investment management for individuals and corporations, land and natural resources management and employee benefit administration.

  The Bank's subsidiaries include AmSouth Leasing Corporation, a specialized lender providing equipment leasing, AmSouth Investment Services, Inc., a registered broker-dealer that provides securities brokerage services, AmSouth Finance Corporation, which buys instalment contracts from automobile and boat dealers, and AmSouth Capital Corporation, which solicits loans for the Bank through an office in New York. The Bank also has equity investments in investment management firms called Rockhaven Asset Management, LLC, Sawgrass Asset Management, LLC, and Oakbrook Investments, LLC.

  AmSouth continually evaluates business combination and acquisition opportunities and sometimes conducts due diligence activities in connection with them. As a result, business combination and acquisition discussions and, in some cases, negotiations may take place, and transactions involving cash, debt or equity securities may be expected. Any future business combination or series of business combinations that AmSouth might undertake may be material, in terms of assets acquired or liabilities assumed, to AmSouth's financial condition. Recent business combinations in the banking industry have typically involved the payment of a premium over book and market values. This practice may result in dilution of book value and net income per share for the acquirers.

  AmSouth is a legal entity separate and distinct from its subsidiaries. There are various legal limitations governing the extent to which AmSouth's banking subsidiaries may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, AmSouth or certain of its other subsidiaries. The rights of AmSouth to participate in any distribution of assets of any subsidiary upon its dissolution, winding-up, liquidation or reorganization or otherwise (and thus the ability of the holders of Securities to benefit indirectly from such distribution) would be subject to the prior claims of creditors of that subsidiary, except to the extent that AmSouth may itself be a creditor of that subsidiary and its claims are recognized. Claims on the Bank by creditors other than AmSouth include substantial obligations with respect to deposit liabilities and federal funds purchased, securities sold under repurchase agreements, other short-term borrowing, and various other financial obligations.

  AmSouth was incorporated under the laws of the State of Delaware in 1970. Its principal executive office is located at AmSouth-Sonat Tower, 1900 Fifth Avenue North, Birmingham, Alabama 35203. Its telephone number is (205) 320-7151.

Consolidated Earnings Ratios

  The following table sets forth certain information regarding AmSouth's consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred dividends.

                          Three Months Ended Year Ended December 31,
                            March 31, 1998   ----------------------------
                          ------------------
                                 1997        1996  1995  1994  1993
                                 ----        ----  ----  ----  ----
Consolidated Ratios of
 Earnings to
 Fixed Charges
Excluding interest on
 deposits................        2.50x       2.51x 2.41x 2.93x 2.52x 4.09x
Including interest on
 deposits................        1.51        1.49  1.40  1.40  1.39  1.62
Consolidated Ratios of
 Earnings to Combined
 Fixed Charges and
 Preferred Dividends
Excluding interest on
 deposits................        2.50x       2.51x 2.41x 2.93x 2.52x 4.09x
Including interest on
 deposits................        1.51        1.49  1.40  1.40  1.39  1.62

  For purposes of computing these ratios, earnings represent income from continuing operations before extraordinary items plus income taxes and fixed charges. Fixed charges, excluding interest on deposits, represent interest expense (other than interest on deposits), one-third (the proportion deemed representative of the interest factor) of rent expense and all amortization of debt issuance costs. Fixed charges, including interest on deposits, represent all interest expense, one-third (the proportion deemed representative of the interest factor) of rent expense and all amortization of debt issuance costs. For purposes of calculating the consolidated ratios of earnings to combined fixed charges and preferred dividends, fixed charges would then be combined with preferred stock dividend requirements, adjusted to a pretax basis, on outstanding preferred stock of AmSouth. However, no preferred stock of AmSouth is outstanding as of the date of this Prospectus.

                                USE OF PROCEEDS

  AmSouth currently intends to use the net proceeds from the sale of any Securities for general corporate purposes, which may include the reduction of short-term indebtedness, the repurchase of Common Stock and other equity securities, investments at the holding company level, investments in, or extensions of credit to, AmSouth's banking and other subsidiaries and other banks and companies engaged in other financial service activities, possible acquisitions and such other purposes as may be stated in the applicable Prospectus Supplement. Pending such use, the net proceeds may be temporarily invested. The precise amounts and timing of the application of proceeds will depend upon the funding requirements of AmSouth and its subsidiaries at the time of issuance and the availability of other funds. Except as may be described in the applicable Prospectus Supplement, specific allocations of the proceeds to such purposes will not have been made at the date of such Prospectus Supplement.

  Based upon the financial needs of AmSouth and its subsidiaries, AmSouth may also engage in other financings of a character and amount to be determined as the need arises.

                       CERTAIN REGULATORY CONSIDERATIONS

  As a bank holding company, AmSouth is subject to the regulation and supervision of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and to the BHCA's examination and reporting requirements. Similarly, the Bank is subject to regulation and supervision by applicable federal and state banking agencies, primarily the Federal Reserve Board, the Federal Deposit Insurance Corporation (the "FDIC") and the Banking Department of the State of Alabama, which chartered the Bank. For a discussion of certain of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and certain specific information relevant to AmSouth and its subsidiaries, reference is made to AmSouth's Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are incorporated by reference into this Prospectus. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of holders of AmSouth's securities.

  AmSouth's earnings are also affected by general economic conditions, management policies and the legislative and governmental actions of various regulatory authorities, including the Federal Reserve Board, the FDIC and the Banking Department of the State of Alabama. In addition, there are numerous governmental requirements and regulations that affect AmSouth's activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on AmSouth's business.

                  DESCRIPTION OF AMSOUTH'S CAPITAL SECURITIES

  The following summary of certain provisions of AmSouth's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), AmSouth's By-laws (the "By-laws") and the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to such instruments, each of which is an exhibit to the Registration Statement of which this Prospectus is a part.

Authorized Capital Stock

  The authorized capital stock of AmSouth currently consists of 2,000,000 shares of Preferred Stock, without par value, and 200,000,000 shares of Common Stock, par value $1.00 per share. Each share of Common Stock has attached to it one right (a "Right") issued pursuant to a Stockholder Protection Rights Agreement, dated as of December 18, 1997 (as amended from time to time, the "Rights Agreement"), between AmSouth and the Bank, as Rights Agent. Each Right entitles the holder of a share of AmSouth's Common Stock to acquire one one-hundredth of a share of Series A Preferred Stock of AmSouth, as described under "--Rights Agreement" below.

  On March 19, 1998, the Board of Directors of AmSouth approved a three-for-two Common Stock split in the form of a 50% Common Stock dividend. The Common Stock dividend was paid on April 30, 1998, to shareholders of record as of April 3, 1998.

  As of March 31, 1998, on a post-split basis, approximately 134,996,000 shares of Common Stock were issued and 121,117,000 shares were outstanding, and approximately 9,999,000 shares of Common Stock were reserved for issuance under various benefit plans and AmSouth's dividend reinvestment plan. No Preferred Stock was outstanding on that date.

  The Common Stock and the Preferred Stock are more fully described under "DESCRIPTION OF COMMON STOCK" and "DESCRIPTION OF PREFERRED STOCK" below.

Certain Provisions of the Certificate of Incorporation and By-laws

  Written Consent. As permitted by Delaware law, the Certificate of Incorporation prohibits the stockholders from taking any action that either is required to be taken or may be taken at an annual or special meeting without such a meeting, whether by written consent or otherwise. This provision of the Certificate of Incorporation may not be amended, altered or repealed (and AmSouth's By-laws may not be amended in any manner inconsistent with such provision) without the affirmative vote of the holders of 67% of the outstanding voting stock.

  Business Combinations. The Certificate of Incorporation provides that any Business Combination (as defined below) involving AmSouth and a person that beneficially owns more than 10% of the Common Stock (an "Interested Stockholder") must be approved by (i) the holders of not less than 80% of the outstanding shares of AmSouth's voting stock and (ii) the holders of not less than 67% of such voting stock held by stockholders other than the Interested Stockholder. These special voting requirements do not apply, however, if either (i) a majority of the Continuing Directors (as defined in the Certificate of Incorporation) of AmSouth has approved the Business Combination or the Interested Stockholder's becoming an Interested Stockholder or (ii) the terms of a proposed Business Combination satisfy certain minimum price and other standards stated in the Certificate of Incorporation. For purposes of these provisions, a "Business Combination" is defined to include (i) any merger or consolidation of AmSouth with or into an Interested Stockholder,
(ii) the sale by AmSouth of a Substantial Part (as defined in the Certificate of Incorporation) of its assets to an Interested Stockholder, (iii) any merger or consolidation of an Interested Stockholder into AmSouth, (iv) the acquisition by AmSouth of a Substantial Part of the assets of an Interested Stockholder, (v) the issuance by AmSouth of any of its securities to an Interested Stockholder and (vi) any recapitalization that would increase the voting power of an Interested Stockholder. The Business Combination provision of the Certificate of Incorporation may not be amended, altered or repealed except by the same supermajority vote required to approve a Business Combination.

  Classified Board. The Certificate of Incorporation provides for a Board of Directors divided into three classes of directors with each class elected for a three-year term and only one class standing for election each year. The provisions of the Certificate of Incorporation relating to the structure of the Board of Directors may not be amended, altered or repealed without the affirmative vote of 80% of the outstanding voting stock of AmSouth.

  Effect of Provisions on Board Composition or Certain Transactions. The provisions of the Certificate of Incorporation and the By-laws described above, as well as the Rights and the Rights Agreement, may have a significant effect on the ability of the stockholders of AmSouth to change the composition of an incumbent Board of Directors or to benefit from certain transactions that are opposed by the Board of Directors.

Rights Agreement

  Each share of Common Stock currently has attached to it one Right issued pursuant to the Rights Agreement. Each Right entitles its registered holder to purchase one one-hundredth of a share of Series A Preferred Stock, without par value (the "Series A Preferred Stock"), for an exercise price, initially set at $200.00, subject to adjustment (the "Exercise Price"), after the close of business on the earlier of (i) the tenth day after commencement of a tender or exchange offer that, if consummated, would result in a person's (together with its affiliates and associates) becoming the beneficial owner of 15% or more of the outstanding shares of Common Stock (an "Acquiring Person") and (ii) the tenth day after the first date (the "Flip-in Date") of public announcement by AmSouth that a person has become an Acquiring Person. The time described in the foregoing sentence is referred to as the "Separation Time". After giving effect to adjustments prior to the date hereof, the Exercise Price is $133.33.

  The Rights will not be exercisable until the business day following the Separation Time. The Rights outstanding under the Rights Agreement are scheduled to expire on the earlier of (a) an exchange by AmSouth, (b) the close of business on March 13, 2008, (c) the date upon which the Rights are redeemed and (d) immediately prior to certain business combination transactions entered into by AmSouth before the date of public announcement by AmSouth that a person has become an Acquiring Person (the "Expiration Time"). The Board of Directors of AmSouth may, at its option, at any time prior to the Flip-in Date, redeem all the Rights at a price that was initially set at $0.01 per Right and that, after giving effect to adjustments prior to the date hereof, is now $0.0067 per Right.

  If a Flip-in Date occurs, each Right will constitute the right to purchase from AmSouth shares of Common Stock or, at the option of the Board of Directors, shares of Series A Preferred Stock (at a ratio of one one-hundredth of a share of Series A Preferred Stock to each share of Common Stock so issuable) having an aggregate market price equal to twice the Exercise Price for an amount in cash equal to the then-current Exercise Price. In addition, the Board of Directors of AmSouth may, at its option, at any time after a Flip-in Date and before an Acquiring Person becomes the beneficial owner of more than 50% of the outstanding shares of Common Stock, elect to exchange all the then outstanding Rights for shares of Common Stock at an exchange ratio of one share of Common Stock or one one-hundredth of a share of Series A Preferred Stock, as the case may be, per Right. However, upon the occurrence of a Flip-in Date, all Rights beneficially owned by the Acquiring Person or any affiliate or associate thereof, or by any transferees of any of the foregoing, will become void.

  Until the Expiration Time, AmSouth may not consolidate or merge, or engage in certain other transactions, if (at the time thereof or at the time AmSouth agrees to enter into such transaction) an Acquiring Person controls the Board of Directors of AmSouth, unless AmSouth enters into a supplemental agreement with the Acquiring Person providing that, upon the consummation or occurrence of such transaction, (i) each Right will constitute the right to purchase the qualifying capital stock of the Acquiring Person (or its parent, if the Acquiring Person is a subsidiary of another person) having an aggregate market price equal to twice the then-current Exercise Price for an amount in cash equal to the then-current Exercise Price, and (ii) the Acquiring Person will be liable for all of the obligations of AmSouth under the Rights Agreement. To constitute qualifying capital stock for this purpose, the securities issuable by the Acquiring Person or its parent upon exercise of the Rights must constitute the capital stock (or similar equity interests) of the Acquiring Person (or its parent) with the greatest voting power in respect of the election of directors (or similar persons) of the Acquiring Person (or its parent).

  The terms of the Rights Agreement and the Rights outstanding thereunder remain subject to the right of the AmSouth Board of Directors to amend the Rights Agreement in accordance with its terms.

  The Rights will not prevent a takeover of AmSouth. The Rights may, however, have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that acquires 15% or more of the outstanding Common Stock unless they are first redeemed by the Board of Directors of AmSouth.

                          DESCRIPTION OF COMMON STOCK

  The following summary description of the Common Stock, the Rights and the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Certificate of Incorporation, the By-laws and the Rights Agreement, which are exhibits to the Registration Statement of which this Prospectus is a part.

The Common Stock

  The holders of Common Stock are entitled to receive, ratably, such dividends as may be declared by AmSouth's Board of Directors from funds legally available therefor, except that if any shares of Preferred Stock are outstanding at the time, the payment of dividends or other distributions on Common Stock (including purchases of Common Stock) may be subject to the declaration and payment of full cumulative dividends, and the absence of arrearages in any mandatory sinking fund, on such outstanding shares of Preferred Stock. Under Delaware law, AmSouth may pay dividends out of surplus or, if no such surplus exists, net profits for the fiscal year in which the dividends are declared and/or for the preceding fiscal year. AmSouth's Board of Directors currently intends to maintain its present policy of paying regular quarterly cash dividends on outstanding shares of Common Stock; however, the declaration and amount of future dividends will depend on circumstances existing at the time, including AmSouth's earnings, financial condition and capital requirements. See "CERTAIN REGULATORY CONSIDERATIONS" above.

  The holders of outstanding shares of Common Stock are entitled to cast one vote for each share on all matters presented to stockholders, including elections of directors. There is no cumulative voting in the election of directors, which means that the affirmative vote of the holders of a plurality of the shares of Common Stock present at a meeting where a quorum exists will be sufficient to elect all of the directors then standing for election. The Certificate of Incorporation contains certain provisions that may be amended only by a vote of more than a majority of the shares of Common Stock, that may have the effect of delaying, deferring or preventing a change in control of AmSouth and that would operate only with respect to an extraordinary corporate transaction involving AmSouth or one of its subsidiaries, as described under "DESCRIPTION OF AMSOUTH'S CAPITAL SECURITIES--Certain Provisions of the Certificate of Incorporation and By-laws" and "DESCRIPTION OF AMSOUTH'S CAPITAL SECURITIES--Rights Agreement" above.

  The holders of Common Stock do not have any conversion, redemption or preemptive rights to subscribe to any securities of AmSouth. Upon any dissolution, liquidation or winding up of AmSouth resulting in a distribution of assets to the stockholders, the holders of shares of Common Stock are entitled to receive such assets ratably according to their respective number of shares after payment of all liabilities and obligations of AmSouth and satisfaction of the liquidation preferences of any shares of Preferred Stock at the time outstanding.

  All shares of Common Stock will have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights. All outstanding shares of Common Stock are, and upon issuance the shares offered hereby will be, fully paid and non-assessable.

  The Bank is the transfer agent and registrar for the Common Stock. AmSouth's Common Stock is listed on the NYSE under the symbol "ASO".

The Rights

  Each share of Common Stock is accompanied by one Right, as described under "DESCRIPTION OF AMSOUTH'S CAPITAL SECURITIES--Rights Agreement" above.

                        DESCRIPTION OF PREFERRED STOCK

  The following summary description of the Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the Certificate of Incorporation and, with respect to each series of Preferred Stock, the certificate of designations relating to such series (each, a "Certificate of Designations"), which will be incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of issuance of shares of such series.

  Furthermore, the following summary description of the Preferred Stock relates to certain terms and conditions applicable to the Preferred Stock as a class. The particular terms of any series of Preferred Stock will be described in the applicable Prospectus Supplement. If so indicated in such Prospectus Supplement, the terms of any such series may differ from the terms set forth below.

General

  Under the Certificate of Incorporation, the Preferred Stock may be issued from time to time in one or more series, without stockholder approval, when authorized by the Board of Directors. Subject to limitations prescribed by law, the Board of Directors is authorized to determine the voting powers (if any), designation, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, including specifically, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any then unissued series of Preferred Stock (or the entire class of Preferred Stock, if none of such shares have been issued), the number of shares constituting any such series and the terms and conditions of the issuance thereof. Thus, the Board of Directors (or a committee thereof), without stockholder approval, could authorize the issuance of Preferred Stock with voting, conversion and other rights that could adversely affect the voting power and other rights of holders of Common Stock or other outstanding series of Preferred Stock.

  Each Series of Preferred Stock will have the dividend, liquidation, redemption and voting rights described below unless otherwise described in the applicable Prospectus Supplement. The applicable Prospectus Supplement will describe the following terms of the series of Preferred Stock in respect of which this Prospectus is being delivered: (1) the title of such series of Preferred Stock and the number of shares offered; (2) the amount of the liquidation preference per share (or the method of calculation of such amount); (3) the initial public offering price at which such Preferred Stock will be issued; (4) the dividend rate (or the method of calculation of such rate) applicable to such series, the dates on which dividends, if any, will be payable, whether such dividends are cumulative or non-cumulative, and the dates from which dividends will commence to cumulate, if any; (5) any redemption or sinking fund provisions; (6) any conversion or exchange rights;
(7) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, qualifications, limitations and restrictions; (8) any listing of such series of Preferred Stock on any securities exchange; (9) the relative ranking and preferences of such series of Preferred Stock as to dividend rights and rights upon any liquidation, dissolution or winding up of the affairs of AmSouth; and (10) any other material terms of such series of Preferred Stock.

  No shares of Preferred Stock are currently outstanding. Shares of Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. Neither the par value nor the liquidation preference of any series of Preferred Stock is indicative of the price at which shares of such series of Preferred Stock will actually trade on or after the date of issuance.

Rank

  Each series of Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of AmSouth, rank prior to AmSouth's Common Stock and to all other classes and series of equity securities of AmSouth now or hereafter authorized, issued or outstanding (the Common Stock and such other classes and series of equity securities, collectively, being referred to herein as "Junior Stock"), other than any classes or series of equity securities of AmSouth that by their terms specifically provide for a ranking on a parity with ("Parity Stock") or senior to ("Senior Stock") such series of Preferred Stock as to dividend rights or rights upon liquidation, dissolution or winding up of AmSouth. All series of Preferred Stock will be junior to the Debt Securities and all other indebtedness of AmSouth. Each series of Preferred Stock will be subject to the creation of Senior Stock, Parity Stock and Junior Stock to the extent not expressly prohibited by the Certificate of Incorporation (including the applicable Certificate of Designations). Unless otherwise specified in the applicable Prospectus Supplement, each series of Preferred Stock will rank on a parity with each other series of Preferred Stock.

Dividends

  Holders of each series of Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors out of funds of AmSouth legally available for payment, cash dividends, payable at such date or dates and at such rate or rates per share as described in the applicable Prospectus Supplement. Such rate or rates may be fixed or variable. Each declared dividend will be payable to holders of record as they appear at the close of business on the stock books of AmSouth on such record dates, not more than 60 calendar days preceding the payment date therefor, as determined by the Board of Directors (each of such dates, a "Record Date").

  Such dividends may be cumulative or noncumulative, as described in the applicable Prospectus Supplement. If dividends on a series of Preferred Stock are noncumulative and if the Board of Directors fails to declare a dividend in respect of a dividend period with respect to such series, then holders of such Preferred Stock will have no right to receive a dividend in respect of such dividend period, and AmSouth will have no obligation to pay the dividend for such period, whether or not dividends are declared with respect to any future dividend payment dates. If dividends on a series of Preferred Stock are cumulative, the dividends on such shares will accumulate from and after the date set forth in the applicable Prospectus Supplement.

  No dividends may be declared or paid or set apart for payment on preferred stock of AmSouth of any series ranking, as to dividends, on a parity with or junior to the series of Preferred Stock offered by the applicable Prospectus Supplement for any period unless full dividends for the immediately preceding dividend period on such series of Preferred Stock (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Stock are cumulative) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment. When dividends are not so paid in full (or a sum sufficient for such full payment is not so set apart) upon such series of Preferred Stock and any other series of preferred stock of AmSouth ranking on a parity, as to dividend rights, with the Preferred Stock of such series, dividends upon such series of Preferred Stock and dividends on such other series of preferred stock ranking on a parity with such series of Preferred Stock will be declared pro rata so that the amount of dividends declared per share on such series of Preferred Stock and such other series of preferred stock ranking on a parity with such series of Preferred Stock will in all cases bear to each other the same ratio that accrued dividends for the then-current dividend period per share on such series of Preferred Stock (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such series of Preferred Stock are cumulative) and accumulated dividends, including required or permitted accumulations, if any, on shares of such other series of preferred stock, bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment on such series of Preferred Stock that may be in arrears. Unless full dividends on the series of Preferred Stock offered by the applicable Prospectus Supplement have been declared and paid or set apart for payment for the immediately preceding dividend period (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such series of Preferred Stock are cumulative), (a) no cash dividend or distribution (other than in shares of Junior Stock) may be declared, set aside or paid on Junior Stock, (b) AmSouth may not, directly or indirectly, repurchase, redeem or otherwise acquire any shares of Junior Stock (or pay any monies into a sinking fund for the redemption of any such shares) except by conversion into or exchange for Junior Stock, and (c) AmSouth may not, directly or indirectly, repurchase, redeem or otherwise acquire any series of Preferred Stock ranking on parity as to dividends (or pay any monies into a sinking fund for the redemption of any shares of any such stock) otherwise than pursuant to pro rata offers to purchase or a concurrent redemption of all, or a pro rata portion, of the outstanding Preferred Stock and any other series of preferred stock of AmSouth ranking on parity as to dividends (except by conversion into or exchange for Junior Stock).

  Any dividend payment made on a series of Preferred Stock will first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series that remains payable.

Redemption

  If AmSouth elects to redeem any or all of the Preferred Stock of any series then outstanding, it must mail notice thereof to the holders of record of the Preferred Stock of such series not less than 30 or more than 60 days prior to the date fixed for redemption (the "Redemption Date"). However, failure by AmSouth to mail such notice to any holder of share of a series of Preferred Stock or any defect therein shall not affect the validity of the redemption procedure with respect to any other shares of such series. The Preferred Stock of each series will be redeemed at a price (the "Redemption Price") set forth in the Certificate of Designations for such series of Preferred Stock. In the event of such redemption, holders of Preferred Stock of such series will also receive a distribution of all accrued dividends that remain unpaid as of the Redemption Date.

Liquidation

  In the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of AmSouth, the holders of a series of Preferred Stock will be entitled, subject to the rights of creditors, but before any distribution or payment to the holders of Common Stock or any other Junior Stock, to receive a liquidating distribution in the amount of the liquidation preference per share as set forth in the applicable Prospectus Supplement, plus accrued and unpaid dividends for the then-current dividend period (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such series of Preferred Stock are cumulative). If the amounts available for distribution upon liquidation, dissolution or winding up of the affairs of AmSouth are not sufficient to satisfy the full liquidation rights of all the outstanding Preferred Stock of any series and all Parity Stock, then the holders of each series of such stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount (which may include accumulated dividends) to which they are entitled. After payment of the full amount of the applicable liquidation preference, the holders of Preferred Stock will not be entitled to any further participation in any distribution of assets by AmSouth.

Voting

  The terms, if any, on which Preferred Stock of any series may be entitled to vote will be set forth in the applicable Prospectus Supplement.

  Under regulations adopted by the Federal Reserve Board, if the holders of any series of Preferred Stock become entitled to vote for the election of directors (for example, because dividends on such series are in arrears), such series may then be deemed a "class of voting securities," and a holder of 25% or more of such series (or a holder of 5% or more if it otherwise exercises a "controlling influence" over AmSouth) may then be subject to regulation as a bank holding company in accordance with the BHCA. In addition, at such time (i) any bank holding company may be required to obtain the approval of the Federal Reserve Board under the BHCA, and any foreign bank, or company that controls a foreign bank, that has certain types of U.S. banking operations may be required to obtain the approval of the Federal Reserve Board under the International Banking Act of 1978, as amended, to acquire or retain 5% or more of such series of Preferred Stock and (ii) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board under the Change in Bank Control Act to acquire or retain 10% or more of such series of Preferred Stock.

Conversion

  The terms, if any, on which Preferred Stock of any series may be converted into another class or series of securities of AmSouth will be set forth in the applicable Prospectus Supplement.

No Other Rights

  The shares of a series of Preferred Stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable Prospectus Supplement, the Certificate of Incorporation (including the applicable Certificate of Designations) or as otherwise required by law. Except as set forth above and in the applicable Prospectus Supplement, the holders of Preferred Stock will not have any conversion, redemption or preemptive rights to subscribe to any securities of AmSouth.

Title

  AmSouth, any transfer agent and registrar for any series of Preferred Stock, and any agent of AmSouth or the applicable transfer agent and registrar may treat the registered owner of any Preferred Stock as the absolute owner thereof (whether or not any payment in respect of such Preferred Stock is overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. See "GLOBAL SECURITIES" below.

Transfer Agent and Registrar

  The transfer agent and registrar for each series of Preferred Stock will be described in the applicable Prospectus Supplement.

                       DESCRIPTION OF DEPOSITARY SHARES

  The following summary description of the Depositary Shares and Depositary Receipts (as defined below) does not purport to be complete and is qualified in its entirety by reference to the Deposit Agreement (as defined below) and Depositary Receipts with respect to the Depositary Shares representing any particular series of Preferred Stock, the forms of which will be incorporated by reference into the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such Depositary Shares.

  Furthermore, the following summary description of the Depositary Shares and Depositary Receipts relates to certain terms and conditions applicable to such Securities generally. The particular terms of any series of Depositary Shares will be described in the applicable Prospectus Supplement. If so indicated in such Prospectus Supplement, the terms of any such series may differ from the terms set forth below.

General

  AmSouth may, at its option, elect to offer fractional interests in shares of Preferred Stock, rather than whole shares of Preferred Stock. If AmSouth elects to do so, AmSouth will provide for the issuance by a Depositary (as described below) to the public of receipts for Depositary Shares, each of which will represent a fractional interest (to be set forth in the applicable Prospectus Supplement) of a share of Preferred Stock.

  The shares of any series of the Preferred Stock underlying any Depositary Shares will be deposited under a separate Deposit Agreement (each, a "Deposit Agreement") between AmSouth and a bank or trust company selected by AmSouth with respect to such series, having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (with respect to such series, the "Depositary"). The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Depositary. Subject to the terms of the applicable Deposit Agreement, each owner of a Depositary Share generally will be entitled, in proportion to the applicable fractional interest in a share of the Preferred Stock underlying such Depositary Share, to all the rights and preferences of such Preferred Stock (including dividend, voting, redemption, conversion and liquidation rights).

  Depositary Shares of any series will be evidenced by depositary receipts issued pursuant to the applicable Deposit Agreement (the "Depositary Receipts").

  Pending the preparation of definitive engraved Depositary Receipts for any series, the applicable Depositary may, upon AmSouth's written order, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts of such series but not in definitive form. Definitive Depositary Receipts will be prepared without unreasonable delay, and the temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts of such series at AmSouth's expense.

Dividends and Other Distributions

  The Depositary will distribute all cash dividends or other cash distributions received by the Depositary in respect of the Preferred Stock of the applicable series to the record holders of the Depositary Shares relating to such series of Preferred Stock pro rata in proportion to the numbers of such Depositary Shares owned by such holders on the relevant record date. The Depositary will distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the Depositary for distribution to record holders of such Depositary Shares.

  In the event of a distribution in respect of the applicable series of Preferred Stock other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with AmSouth's approval, sell such property and distribute the net proceeds from such sale to such holders.

  Each Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by AmSouth to holders of the Preferred Stock of the applicable series will be made available to holders of Depositary Shares. In all such cases where subscription or similar rights are offered to holders of Depositary Shares, the Depositary, with the approval of AmSouth, will cause such rights to be distributed unless, in the Depositary's opinion, such distribution is not lawful or feasible, or the holders of the Depositary Shares instruct the Depositary to refrain from their distribution.

Withdrawal of Stock

  Upon surrender of Depositary Receipts of any series at the applicable Depositary's office or at such other office as such Depositary may designate (unless the related Depositary Shares have previously been called for redemption), the holder of the Depositary Shares evidenced thereby will be entitled to delivery at such office to or upon such holder's order, of the number of whole shares of the related series of Preferred Stock and any money or other property represented by such Depositary Shares. Holders of Depositary Shares will be entitled to receive whole shares of the related series of Preferred Stock on the basis set forth in the applicable Prospectus Supplement, but holders of such whole shares of such Preferred Stock will not thereafter be entitled to receive Depositary Shares in exchange therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares relating to other than a number of whole shares of Preferred Stock, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such the number of Depositary Shares in excess of the number of whole shares evidenced thereby.

Redemption of Depositary Shares

  If AmSouth elects to redeem any or all of the series of Preferred Stock relating to Depositary Shares of a series, it must mail notice thereof to the applicable Depositary not less than 40 or more than 70 days prior to the Redemption Date for such Preferred Stock. The Depositary, in turn, must mail notice of such redemption to the holders of such series of Depositary Shares not less than 30 or more than 60 days prior to such Redemption Date. Depositary Shares will be redeemed by the Depositary at the Redemption Price set forth in the Certificate of Designations for the applicable series of Preferred Stock, multiplied by the applicable fraction. In the event of such redemption, holders of Depositary Shares will also receive a distribution of all accumulated dividends that remain unpaid as of the Redemption Date.

Voting the Preferred Stock

  Upon receipt of notice of any meeting at which the holders of the Preferred Stock of any series are entitled to vote, the Depositary with respect to any related series of Depositary Shares will mail the information contained in such notice of meeting to the record holders of such Depositary Shares. Each record holder of such Depositary Shares on the record date for such notice (which will be the same date as the record date for the notice in respect of the related Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock underlying such Depositary Shares in accordance with such instructions, and AmSouth will agree to take all action that may be deemed necessary by the Depositary in order to enable the Depositary to do so. To the extent the Depositary does not receive specific instructions from the holders of Depositary Shares relating to such Preferred Stock, it will vote shares of Preferred Stock in accordance with AmSouth's recommendation, unless otherwise indicated in the applicable Prospectus Supplement.

Amendment and Termination of Deposit Agreement

  The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between AmSouth and the Depositary. However, any amendment that materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless such amendment has been approved by the record holders of at least a majority of the Depositary Shares then outstanding. A Deposit Agreement may be terminated by AmSouth or the Depositary only if (i) no Depositary Shares remain outstanding or (ii) there has been a final distribution in respect of the Preferred Stock of the applicable series in connection with any liquidation, dissolution or winding up of AmSouth and such distribution has been distributed to the holders of the related Depositary Shares.

Charges of Depositary

  AmSouth will pay all transfer and other taxes and governmental charges arising solely from the existence of any depositary arrangements. AmSouth will pay all charges of each Depositary in connection with the initial deposit of the Preferred Stock of any series and any redemption of such Preferred Stock. Holders of Depositary Shares will be required to pay any other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

Delivery of Reports

  Each Depositary will forward to the holders of the applicable Depositary Shares all reports, notices and communications from AmSouth that are delivered to such Depositary and that AmSouth is required to furnish the holders of the Preferred Stock of the applicable series.

Depositary's Agents

  With the prior approval of AmSouth, the Depositary may, from time to time, appoint agents to act in any respect for the Depositary for the purposes of the Depositary Agreement.

Obligations of the Depositary and AmSouth

  Neither any Depositary nor AmSouth will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under any Deposit Agreement. The obligations of AmSouth and each Depositary under any Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. Each of them may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Stock for deposit, holders of Depositary Shares or other persons believed by it in good faith to be competent and on documents believed to be genuine.

Title

  AmSouth, each Depositary and any agent of AmSouth or the applicable Depositary may treat the registered owner of any Depositary Share as the absolute owner thereof (whether or not any payment in respect of such Depositary Share is overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. See "GLOBAL SECURITIES" below.

Resignation and Removal of Depositary

  A Depositary may resign at any time by delivering to AmSouth notice of its election to do so, and AmSouth may at any time remove a Depositary. Any such resignation or removal will take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Replacement of Depositary Receipts

  Any mutilated, destroyed, lost or stolen Depositary Receipt may be replaced at the expense of the holder thereof by the applicable Depositary, in its discretion, upon delivery by the holder of such mutilated receipt, or in lieu of and in substitution for such destroyed, lost or stolen receipt. The Depositary may demand evidence satisfactory to it of such destruction, loss or theft, or of the authenticity of such mutilated Depositary Receipt, and adequate indemnification for replacement of the Depositary Receipt.

Governing Law

  Each Deposit Agreement and the related Depositary Receipts will be governed by, and construed in accordance with, the laws of the State of New York.

                        DESCRIPTION OF DEBT SECURITIES

  The following summary description of the Indentures (as defined below) and the Debt Securities does not purport to be complete and is qualified in its entirety by reference to the Indenture pursuant to which such Debt Securities are issued, the forms of which Indentures are filed as exhibits to the Registration Statement of which this Prospectus is a part.

  Furthermore, the following summary description of the Indentures and the Debt Securities relates to certain terms and conditions applicable to the Debt Securities generally. The particular terms of any series of Debt Securities will be described in the applicable Prospectus Supplement. If so indicated in such Prospectus Supplement, the terms of any such series may differ from the terms set forth below.

General

  Subordinated Debt Securities are to be issued under an Indenture (the "Subordinated Indenture"), dated as of May 25, 1994, as supplemented by a Supplemental Indenture thereto, between AmSouth and Bankers Trust Company, as the trustee therefor (the "Subordinated Trustee"). Senior Debt Securities are to be issued under an Indenture (the "Senior Indenture"), between AmSouth and the trustee named in the applicable Prospectus Supplement as the trustee therefor (the "Senior Trustee"). The Subordinated Indenture and the form of Senior Indenture are exhibits to the Registration Statement of which this Prospectus is a part. The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the "Indentures" and the Senior Trustee and the Subordinated Trustee are sometimes referred to collectively as the "Trustees".

  The Debt Securities will be direct, unsecured obligations of AmSouth. The Debt Securities will not be deposits or other obligations of a bank and will not be guaranteed or insured by the FDIC or any other governmental agency.

  The Indentures do not limit the aggregate principal amount of Debt Securities or of any particular series of Debt Securities that may be issued thereunder and provide that Debt Securities issued thereunder may be issued from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. The Indentures do not limit the amount of other debt that may be issued by AmSouth and do not contain financial or similar restrictive covenants. AmSouth expects from time to time to incur additional indebtedness constituting Senior Indebtedness and Other Financial Obligations (each as defined below). The Indentures do not prohibit or limit the incurrence of additional Senior Indebtedness or Other Financial Obligations. Each Indenture provides that there may be more than one Trustee under such Indenture with respect to different series of Debt Securities.

  The Indentures do not contain any provision intended to provide protection to holders of Debt Securities against a sudden or dramatic decline in credit quality of AmSouth that could, for example, result from a takeover, recapitalization, special dividend or other restructuring.

  The applicable Prospectus Supplement will describe the following terms of the series of Debt Securities in respect of which this Prospectus is being delivered: (1) the title of such Debt Securities; (2) whether such Debt Securities are Senior Debt Securities or Subordinated Debt Securities; (3) any limit upon the aggregate principal amount of such Debt Securities and the percentage of such principal amount at which such Debt Securities may be issued; (4) the date or dates on which the principal of such Debt Securities is scheduled to become payable (the "Stated Maturity"); (5) the rate or rates (which may be fixed or variable) per annum at which such Debt Securities will bear interest, or the method of determining such rate or rates, if any, the date or dates from which any such interest will accrue, the dates on which any such interest will be payable (the "Interest Payment Dates"), the Regular Record Date (as defined in the applicable Indenture) for the interest payable on any Interest Payment Date, and the person to whom principal of, or premium, if any, or interest on, any Debt Security of such series will be payable, if other than the person in whose name such Debt Security (or one or more predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest; (6) if other than the location specified in this Prospectus, the place or places where the principal of and premium, if any, and interest on Debt Securities will be payable; (7) the place or places at which, the period or periods within which, the price or prices at which and the terms and conditions, if any, upon which the Debt Securities may be exchanged for or converted into other securities of AmSouth, including other Debt Securities, Preferred Stock and Common Stock; (8) the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will, pursuant to any mandatory sinking fund provisions or otherwise, or may, pursuant to any optional sinking fund provisions or otherwise, be redeemed in whole or in part by AmSouth; (9) the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be repaid, in whole or in part, at the option of the holders thereof; (10) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which such Debt Securities will be issuable; (11) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities that will be payable upon declaration of acceleration of the maturity thereof; (12) the currency or currency unit of payment of principal of and premium, if any, and interest on such Debt Securities, and any index used to determine the amount of principal of or premium, if any, and interest on such Debt Securities; (13) whether such Debt Securities are to be issuable as Global Securities (as defined below) and, in such case, the initial securities depositary with respect thereto and the circumstances under which such Global Security may be exchanged for definitive securities; (14) whether the subordination provisions summarized below or different subordination provisions, including a different definition of "Senior Indebtedness", "Entitled Persons", "Existing Subordinated Indebtedness" or "Other Financial Obligations", will apply to any such Debt Securities that are Subordinated Debt Securities; and (15) any other terms of such Debt Securities.

Form, Registration and Transfer

  Unless otherwise indicated in the applicable Prospectus Supplement, principal of, and premium, if any, and interest, if any, on Debt Securities will be payable, and Debt Securities will be transferable, at the agency or office of AmSouth maintained for such purpose in the Borough of Manhattan, The City of New York or in Birmingham, Alabama, except that interest may be paid at the option of AmSouth by check mailed to the address of the holder entitled thereto as it appears on the applicable Security Register (as defined in the applicable Indenture).

  Unless otherwise indicated in the applicable Prospectus Supplement, Debt Securities will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. The Indentures provide that Debt Securities of any series may be issuable in permanent global form. See "GLOBAL SECURITIES" below. No service charge will be made for any registration of transfer or exchange of the Debt Securities, but AmSouth may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

  Both Senior Debt Securities and Subordinated Debt Securities may be issued as Original Issue Discount Securities (as defined below) to be offered and sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the applicable Prospectus Supplement. "Original Issue Discount Security" means any Debt Security that provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the maturity thereof in accordance with the terms of the applicable Indenture.

  The applicable Prospectus Supplement relating to any series of Debt Securities that are Original Issue Discount Securities will describe the particular provisions relating to acceleration of the maturity of a portion of the principal amount of such series of Original Issue Discount Securities upon the occurrence of an Event of Default (as defined below) and the continuation thereof.

Subordination of Subordinated Debt Securities

  The obligations of AmSouth to make any payment on account of the principal of or premium, if any, or interest on any Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, be subordinate and junior in right of payment to all Senior Indebtedness of AmSouth. In the event of the acceleration of the maturity of any Subordinated Debt Securities, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due thereon before the holders of any Subordinated Debt Securities will be entitled to receive any payment upon the principal of or interest on Subordinated Debt Securities.

  Unless otherwise specified in the applicable Prospectus Supplement, in certain events of insolvency, the payment of the principal of and premium, if any, and interest on the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, also be effectively subordinated in right of payment to the prior payment in full of all Other Financial Obligations. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of AmSouth, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon before the holders of any Subordinated Debt Securities will be entitled to receive any payment in respect of the principal of or premium, if any, or interest on Subordinated Debt Securities. If upon any such payment or distribution of assets to creditors, there remains, after giving effect to such subordination provisions in favor of the holders of Senior Indebtedness, any amount of cash, property or securities available for payment or distribution in respect of Subordinated Debt Securities ("Excess Proceeds") and if, at such time, any Entitled Persons (as defined below) in respect of Other Financial Obligations have not received payment in full of all amounts due or to become due on or in respect of such Other Financial Obligations, then such Excess Proceeds will first be applied to pay or provide for the payment in full of such Other Financial Obligations before any payment or distribution may be made in respect of the Subordinated Debt Securities (or other securities ranking pari passu in respect of payment).

  AmSouth's obligations under Subordinated Debt Securities will rank pari passu in right of payment with each other and with the Existing Subordinated Indebtedness (as defined below), subject (unless otherwise specified in the applicable Prospectus Supplement) to the obligations of the holders of Subordinated Debt Securities to pay over any Excess Proceeds to Entitled Persons in respect of Other Financial Obligations as provided in the Subordinated Indenture.

  By reason of this subordination in favor of the holders of Senior Indebtedness, in the event of insolvency, creditors of AmSouth who are neither holders of Senior Indebtedness nor holders of Subordinated Debt Securities may recover less, ratably, than the holders of Senior Indebtedness and may recover more, ratably, than the holders of Subordinated Debt Securities. By reason of the obligation of the holders of Subordinated Debt Securities to pay over any Excess Proceeds to Entitled

Persons in respect to Other Financial Obligations, in the event of insolvency, holders of certain Existing Subordinated Indebtedness may recover less, ratably, than Entitled Persons in respect of Other Financial Obligations and may recover more, ratably, than the holders of Subordinated Debt Securities.

  Unless otherwise specified in the applicable Prospectus Supplement, "Senior Indebtedness" of AmSouth means the principal of, premium, if any, and interest on (1) all indebtedness of AmSouth (including indebtedness of others guaranteed by AmSouth), whether outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed which is (i) for money borrowed or (ii) evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets of any kind, and
(2) any amendments, renewals, extensions or modifications of any such indebtedness, unless in any case in the instrument creating or evidencing any such indebtedness or pursuant to which the same is outstanding it is provided that such indebtedness is not superior in right of payment to the Subordinated Debt Securities or is to rank pari passu with or subordinate to the Subordinated Debt Securities, provided that Senior Indebtedness does not include any obligations on account of Existing Subordinated Indebtedness (as defined below).

  Unless otherwise specified in the applicable Prospectus Supplement, "Existing Subordinated Indebtedness" means AmSouth's 9 3/8% Subordinated Capital Notes Due 1999 (the "Capital Notes"), 7 3/4% Subordinated Notes due 2004 and 6.75% Subordinated Debentures due 2025.

  Unless otherwise specified in the applicable Prospectus Supplement, "Other Financial Obligations" means (a) obligations of AmSouth under direct credit substitutes, (b) obligations of, or any such obligation directly or indirectly guaranteed by, AmSouth for purchased money or funds, (c) any deferred obligation of, or any such obligation directly or indirectly guaranteed by, AmSouth incurred in connection with the acquisition of any business, properties or assets not evidenced by a note or similar instrument given in connection therewith, and (d) all obligations of AmSouth to make payment pursuant to the terms of financial instruments, such as (1) securities contracts and foreign currency exchange contracts, (2) derivative instruments, such as swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts, commodity option contracts, and (3) financial instruments similar to those set forth in (1) and (2) above, other than (x) obligations on account of Senior Indebtedness, and (y) obligations on account of indebtedness for money borrowed ranking pari passu with or subordinate to the Subordinated Debt Securities, including, without limitation, Existing Subordinated Indebtedness. Unless otherwise specified in the applicable Prospectus Supplement, "Entitled Persons" means any person who is entitled to payment pursuant to the terms of Other Financial Obligations.

  The applicable Prospectus Supplement may further describe the provisions, if any, applicable to the subordination of Subordinated Debt Securities of a particular series offered thereby.

Consolidation, Merger and Sale of Assets

  Each Indenture provides that AmSouth may not consolidate with or merge into any other person or transfer its properties and assets substantially as an entirety to any person unless (1) the person formed by such consolidation or into which AmSouth is merged or the person to which the properties and assets of AmSouth are so transferred is a corporation, partnership or trust organized and validly existing under the laws of the United States, any State thereof or the District of Columbia and expressly assumes by a supplemental indenture the payment of the principal of and premium, if any, and interest on the Senior Debt Securities or the Subordinated Debt Securities, as the case may be, and the performance of the other covenants of AmSouth under the applicable Indenture; (2) immediately after giving effect to such transaction, no Event of Default or Default (as defined below), as applicable, and no event that, after notice or lapse of time or both, would become an Event of Default or Default, as applicable, has occurred and is continuing; and (3) certain other conditions are met.

Defaults

  The Senior Indenture. An "Event of Default" is defined in the Senior Indenture, with respect to Debt Securities of any series issued thereunder, as
(1) default in the payment of principal of or premium, if any, on any Debt Security of that series at maturity; (2) default for 30 days in the payment of interest on any Debt Security of that series; (3) default in the deposit of any sinking fund payment when due in respect of that series; (4) default in the performance, or breach, of any other covenant or warranty of AmSouth in the Senior Indenture or in the Debt Securities of that series, continued for 60 days after written notice to AmSouth by the Senior Trustee or to AmSouth and the Senior Trustee by the holders of not less than 25% of the aggregate principal amount of the outstanding Debt Securities of that series; (5) failure to pay when due any indebtedness of AmSouth or any Principal Subsidiary Bank for borrowed money in excess of $25,000,000, or acceleration of the maturity of any such indebtedness in excess of such amount if acceleration results from a default under the instrument giving rise to such indebtedness and is not annulled within 60 days after due notice, unless in either case such default is contested in good faith by appropriate proceedings; (6) certain events of bankruptcy, insolvency or reorganization of AmSouth or any Principal Subsidiary Bank; and (7) any other Event of Default that may be provided for with respect to Debt Securities of that series. A "Principal Subsidiary Bank", for this purpose, is any Subsidiary (as defined in the Senior Indenture) that is a bank and that has total assets equal to 30% or more of the consolidated assets of AmSouth, determined as of the date of the most recent audited financial statements of such entities. At present, the only Principal Subsidiary Bank is the Bank.

  The Senior Indenture provides that, if any Event of Default with respect to Debt Securities of any series at the time outstanding thereunder occurs and is continuing, either the Senior Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately (provided that no such declaration is required upon certain events of bankruptcy, insolvency or reorganization), but upon certain conditions such declaration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or premium, if any, or interest on the Debt Securities of that series and certain other specified defaults) may be waived by the holders of a majority in principal amount of the outstanding Debt Securities of that series on behalf of the holders of all Debt Securities of that series. In the event of the bankruptcy, insolvency or reorganization of AmSouth, the claims of holders of the Senior Debt Securities would be subject as to enforcement to the broad equity power of a United States Bankruptcy Court, and to the determination by that court of the nature of the rights of such holders.

  The Senior Indenture contains a provision entitling the Senior Trustee, subject to the duty of the Senior Trustee upon the occurrence and continuation of an Event of Default to act with the required standard of care, to be indemnified by the holders of any series of outstanding Senior Debt Securities thereunder before proceeding to exercise any right or power under the Senior Indenture at the request of the holders of such series of Senior Debt Securities. The Senior Indenture provides that the holders of a majority in aggregate principal amount of outstanding Senior Debt Securities of any series thereunder may direct the time, method and place of conducting any proceeding for any remedy available to the Senior Trustee, or exercising any trust or other power conferred on the Senior Trustee, with respect to the Debt Securities of such series, provided that the Senior Trustee may decline to act if such direction is contrary to law or the Senior Indenture or would involve the Senior Trustee in personal liability.

  AmSouth will file annually with the Senior Trustee a certificate as to compliance with all conditions and covenants in the Senior Indenture.

  The Subordinated Indenture. Payment of principal of the Subordinated Debt Securities may be accelerated only upon an "Event of Default" as defined below. There is no right of acceleration in the case of a default in the payment of interest or the payment of principal prior to the date of maturity or a default in the performance of any other covenant of AmSouth in the Subordinated Indenture, unless the terms of a particular series of Subordinated Debt Securities specifically provide otherwise, in which case any such extension of such right of acceleration will be described in the applicable Prospectus Supplement.

  An "Event of Default" is defined in the Subordinated Indenture, with respect to Debt Securities of any series issued thereunder, as certain events involving the bankruptcy, insolvency or reorganization of AmSouth and any other Event of Default that may be provided for with respect to the Subordinated Debt Securities of that series. A "Default" is defined in the Subordinated Indenture, with respect to Debt Securities of any series, to include: (1) any Event of Default with respect to any Debt Securities of that series; (2) a default in the payment of principal of or premium, if any, on any Debt Security of that series at maturity; (3) default for 30 days in the payment of interest on any Debt Security of that series; (4) default in the performance, or breach, of any other covenant or warranty of AmSouth in the Subordinated Indenture or in the Debt Securities of that series, continued for 30 days after written notice to AmSouth by the Subordinated Trustee or to AmSouth and the Subordinated Trustee by the holders of not less than 25% in aggregate principal amount of the outstanding Debt Securities of such series; or (v) any other Default that may be provided for with respect to the Subordinated Debt Securities of that series. If an Event of Default with respect to the Debt Securities of any series occurs and is continuing, either the Subordinated Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately (provided that no such declaration is required upon certain events of bankruptcy, insolvency or reorganization). The holders of a majority in aggregate principal amount of the outstanding Debt Securities of that series may waive an Event of Default resulting in acceleration of the Debt Securities of such series, but only if all Events of Default have been remedied and all payments due on the Debt Securities of that series (other than those due as a result of acceleration) have been made and certain other conditions have been met.

  Subject to the provisions of the Subordinated Indenture relating to the duties of the Subordinated Trustee, if a Default has occurred and is continuing with respect to any series of Subordinated Debt Securities, the Subordinated Trustee will be under no obligation to exercise any of its rights or powers under the Subordinated Indenture at the request or direction of any of the holders, unless such holders of such series have offered to the Subordinated Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Debt Securities of that series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Trustee or exercising any trust or other power conferred on the Subordinated Trustee, provided that the Subordinated Trustee may decline to act if such direction is contrary to law or the Subordinated Indenture or would involve the Subordinated Trustee in personal liability. The holders of a majority in aggregate principal amount of the outstanding Debt Securities of that series may waive any past default under the Subordinated Indenture with respect to such series, except a default in the payment of principal or interest or a default in respect of a covenant in the Subordinated Indenture that cannot be modified without the consent of the holder of each outstanding Debt Security of the series affected. In the event of the bankruptcy, insolvency or reorganization of AmSouth, the claims of the holders of the Subordinated Debt Securities would be subject as to enforcement to the broad equity power of a United States Bankruptcy Court, and to the determination by that court of the nature of the rights of such holders.

  AmSouth will file annually with the Subordinated Trustee a certificate as to compliance with all conditions and covenants in the Subordinated Indenture.

Defeasance and Discharge

  Each Indenture provides that the terms of any series of Debt Securities issued thereunder may provide that AmSouth may terminate certain of its obligations under such Indenture with respect to the Debt Securities of such series on the terms and subject to the conditions contained in such Indenture, by (a) depositing irrevocably with the applicable Trustee as trust funds in trust (1) in the case of Debt Securities denominated in a foreign currency, money in such foreign currency or Foreign Government Obligations (as defined below) of the foreign government or governments issuing such foreign currency,
(2) in the case of Debt Securities denominated in U.S. dollars, U.S. dollars or U.S. Government Obligations (as defined below), in each case in an amount that through the payment of interest, principal or premium, if any, in respect thereof in accordance with their terms will provide (without any reinvestment of such interest, principal or premium), not later than one business day before the due date of any payment, money, or (3) a combination of money and U.S. Government Obligations or Foreign Government Obligations, as applicable, sufficient to pay the principal of or premium, if any, and interest on, the Debt Securities of such series as such are due and (b) satisfying certain other conditions precedent specified in the applicable Indenture. Such deposit and termination is conditioned, among other things, upon AmSouth's delivery of
(a) an opinion of independent counsel that the holders of the Debt Securities of such series will have no federal income tax consequences as a result of such deposit and termination and (b) if the Debt Securities of such series are then listed on the NYSE, an opinion of counsel that the Debt Securities of such series will not be delisted as a result of the exercise of this option. Such termination will not relieve AmSouth of its obligation to pay when due the principal of, and interest on the Debt Securities of such series if the Debt Securities of such series are not paid from the money, Foreign Government Obligations or U.S. Government Obligations held by the applicable Trustee for payment thereof.

  "U.S. Government Obligations" means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, that, in either case, under clauses (1) or (2) are not callable or redeemable at the option of the issuer thereof. "Foreign Government Obligations" means securities denominated in a foreign currency that are (1) direct obligations of a foreign government for the payment of which its full faith and credit is pledged or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of a foreign government the payment of which is unconditionally guaranteed as a full faith and credit obligation by such foreign government, that, in either case, under clauses (1) or (2) are not callable or redeemable at the option of the issuer thereof.

  The applicable Prospectus Supplement will state whether any defeasance provisions of the applicable Indenture will apply to the Debt Securities offered thereby.

Modification and Waiver

  Certain modifications and amendments of each of the Indentures may be made by AmSouth and the applicable Trustee only with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of each series issued under such Indenture and affected by the modification or amendment, provided that no such modification or amendment may, without the consent of the holder of each outstanding Debt Security issued under such Indenture and affected thereby: (1) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any such Debt Security; (2) reduce the principal amount of, or the premium, if any, or the interest, if any, on, any such Debt Security (including in the case of an Original Issue Discount

Security the amount payable upon acceleration of the maturity thereof); (3) change the place of payment where, or the coin or currency or currency unit in which, any principal of, or premium, if any, or interest on, any such Debt Security is payable; (4) impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date (as defined in the applicable Indenture)); (5) reduce the above-stated percentage of outstanding Debt Securities of any series the consent of the holders of which is necessary to modify or amend the applicable Indenture; or (6) modify the foregoing requirements or reduce the percentage of aggregate principal amount of outstanding Debt Securities of any series required to be held by holders seeking to waive compliance with certain provisions of the applicable Indenture or seeking to waive certain defaults.

  The holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of any series may on behalf of the holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by AmSouth with certain restrictive provisions of the applicable Indenture. The holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of any series may on behalf of the holders of all Debt Securities of that series waive any past default under the applicable Indenture with respect to that series, except a default in the payment of the principal of, or premium, if any, or interest on, any Debt Security of that series or in respect of a covenant or provision that under the applicable Indenture cannot be modified or amended without the consent of the holder of each outstanding Debt Security issued thereunder of the series affected.

  Certain modifications and amendments of each of the Indentures may be made by AmSouth and the applicable Trustee without the consent of holders of the outstanding Debt Securities issued under such Indenture.

  Each Indenture provides that in determining whether the holders of the requisite principal amount of the outstanding Debt Securities issued under such Indenture have given any request, demand, authorization, direction, notice, consent or waiver thereunder or are present at a meeting of holders of Debt Securities for quorum purposes, (1) the principal amount of an Original Issue Discount Security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof, and (2) the principal amount of a Debt Security denominated in a foreign currency or currency unit will be the U.S. dollar equivalent, determined on the date of original issuance of such Debt Security, of the principal amount of such Debt Security or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent, determined on the date of original issuance of such Debt Security, of the amount determined as provided in (1) above.

Title

  AmSouth, the applicable Trustee and any agent of AmSouth or the applicable Trustee may treat the registered owner of any Debt Security as the absolute owner thereof (whether or not such Debt Security is overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. See "GLOBAL SECURITIES" below.

Replacement of Debt Securities

  Any mutilated Debt Security will be replaced by AmSouth at the expense of the holder upon surrender of such Debt Security to the applicable Trustee. Debt Securities that are destroyed, lost or stolen will be replaced by AmSouth at the expense of the holder upon delivery to the applicable Trustee of evidence of the destruction, loss or theft thereof satisfactory to AmSouth and the applicable Trustee. In the case of a destroyed, lost or stolen Debt Security, an indemnity satisfactory to the applicable Trustee and AmSouth may be required at the expense of the holder of such Debt Security before a replacement Debt Security will be issued.

Governing Law

  The Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustees

  General. Any Trustee may resign or be removed with respect to one or more series of Debt Securities and a successor Trustee may be appointed to act with respect to such series. If two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee will be a Trustee of a trust under the related Indenture separate and apart from the trust administered by any other such Trustee, and any action described herein to be taken by the "Trustee" may then be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee.

  The Subordinated Trustee. The Subordinated Trustee is not a trustee under any indenture, other than the Subordinated Indenture, pursuant to which indebtedness of AmSouth is outstanding as of the date hereof. In the normal course of business, AmSouth and its subsidiaries may conduct banking transactions with the Subordinated Trustee, and the Subordinated Trustee and its affiliates may conduct banking transactions with AmSouth and its subsidiaries.

  The Senior Trustee. The Senior Trustee will be named in the applicable Prospectus Supplement.

                            DESCRIPTION OF WARRANTS

  The following summary description of the Warrants and Warrant Certificates (as defined below) does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement (as defined below) with respect to the Warrants of any particular series, the forms of which will be incorporated by reference into the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such Warrants.

  Furthermore, the following summary description of the Warrants and Warrant Certificates relates to certain terms and conditions applicable to the Warrants generally. The particular terms of any series of Warrants will be described in the applicable Prospectus Supplement. If so indicated in such Prospectus Supplement, the terms of any such series may differ from the terms set forth below.

General

  AmSouth may issue Warrants for the purchase of Debt Securities, Preferred Stock or Common Stock. Warrants may be issued independently or together with Debt Securities, Preferred Stock or Common Stock or with other Warrants, and may be attached to or separate from such other Securities.

  Each series of Warrants will be evidenced by certificates (the "Warrant Certificates") issued pursuant to a separate agreement (a "Warrant Agreement") to be entered into between AmSouth and a bank selected by AmSouth with respect to such series, having an office or an agent's office in the United States and having combined capital and surplus of at least $50,000,000 (with respect to such series, the "Warrant Agent"). The Prospectus Supplement relating to a series of Warrants will set forth the name and address of the Warrant Agent.

  The applicable Prospectus Supplement will describe the terms of the series of Warrants in respect of which this Prospectus is being delivered, including:
(1) the offering price; (2) the currency for which such Warrants may be purchased; (3) if applicable, the designation and terms of the Securities with which the Warrants are issued and the number of Warrants issued with each such Security or each principal amount of such Security; (4) if applicable, the date on and after which the Warrants and the related Securities will be separately transferable; (5) in the case of Warrants to purchase Debt Securities, the principal amount of Debt Securities purchasable upon exercise of one Warrant and the price at and currency in which such principal amount of Debt Securities may be purchased upon such exercise and, in the case of Warrants to purchase Preferred Stock, Common Stock or other Warrants, the number of shares of Preferred Stock or Common Stock or number of Warrants, as the case may be, purchasable upon the exercise of one Warrant and the price at which such shares or Warrants may be purchased upon such exercise; (6) the date on which the right to exercise the Warrants will commence and the date on which such right will expire (the "Expiration Date"); (7) certain federal income tax consequences of holding or exercising such Warrants; (8) the terms of the Securities issuable upon exercise of such Warrants, as described in the applicable section of this Prospectus; and (9) any other material terms of the Warrants.

  Warrant Certificates may be exchanged for new Warrant Certificates of different denominations, may be presented for registration of transfer, and may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement. If the Warrants are not separately transferrable from the Securities with which they were issued, such exchange may take place only in connection with an exchange of the certificates representing such related Securities. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Securities purchasable upon such exercise, including, in the case of Warrants to purchase Debt Securities, the right to receive payments of principal of, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise or to enforce covenants in the applicable Indenture or, in the case of Warrants to purchase Preferred Stock or Common Stock, the right to receive dividends, if any, or payments upon the liquidation, dissolution or winding up of AmSouth or to exercise voting rights, if any, or in the case of Warrants to Purchase other Warrants the right to exercise such other Warrants or to enforce covenants in the applicable Warrant Agreement.

Exercise of Warrants

  Each Warrant will entitle the holder to purchase the Securities specified in the applicable Prospectus Supplement at the exercise price set forth in, or calculated as described in, the applicable Prospectus Supplement. Unless otherwise specified in the applicable Prospectus Supplement, Warrants may be exercised at any time up to 5:00 P.M. New York time on the Expiration Date set forth in such Prospectus Supplement. After the close of business on the Expiration Date, unexercised Warrants will become void.

  Warrants may be exercised by delivery of the Warrant Certificate representing the Warrants to be exercised together with certain information and payment to the Warrant Agent in immediately available funds of the amount required to purchase the Securities purchasable upon such exercise, as provided in the applicable Prospectus Supplement. The information required to be delivered will be set forth on the reverse side of the Warrant Certificate and in the applicable Prospectus Supplement. Upon receipt of such payment and the Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement, AmSouth will, in the time period provided by the applicable Warrant Agreement, issue and deliver the Securities purchasable upon such exercise. If fewer than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants.

Antidilution Provisions

  In the case of Warrants to purchase Common Stock, the exercise price payable and the number of shares of Common Stock purchasable upon the exercise of each Warrant will be subject to adjustment in certain events, including (i) the issuance of a stock dividend to holders of Common Stock or a combination, subdivision or reclassification of Common Stock; (ii) the issuance of rights, warrants or options to all holders of AmSouth's Common Stock entitling the holders thereof to purchase Common Stock for an aggregate consideration per share less than the current market price per share of Common Stock; or (iii) any distribution by AmSouth to the holders of its Common Stock of evidences of indebtedness of AmSouth or of assets (excluding cash dividends or distributions payable out of consolidated earnings and earned surplus and dividends or distributions referred to in (i) above). No adjustment in the number of shares purchasable upon exercise of the Warrants will be required until cumulative adjustments require an adjustment of at least 1% of such number. No fractional shares will be issued upon exercise of Warrants; instead, AmSouth will pay cash value of any fractional shares otherwise issuable.

Modification

  Any Warrant Agreement and the terms of the related Warrants may be amended by AmSouth and the applicable Warrant Agent, without the consent of the holders of any such Warrants, for the purpose of (i) curing any ambiguity, or curing, correcting or supplementing any defective or inconsistent provision contained therein, or making any other provisions with respect to matters or questions arising under the Warrant Agreement that is not inconsistent with the provisions of the Warrant Agreement or the Warrant Certificates, (ii) evidencing the succession of another corporation to AmSouth and the assumption by any such successor of the covenants of AmSouth contained in such Warrant Agreement and the Warrants, (iii) appointing a successor depository, (iv) evidencing and providing for the acceptance of appointment by a successor Warrant Agent with respect to the Warrants, (v) adding to the covenants of AmSouth for the benefit of the holders of such Warrants or surrendering any right or power conferred upon AmSouth under the Warrant Agreement, (vi) issuing Warrants in definitive form, if such Warrants are initially issued in the form of Global Securities, or (vii) amending the Warrant Agreement and the Warrants in any manner that AmSouth may deem to be necessary or desirable and that will not adversely affect the interests of the holders of such Warrants in any material respect.

  AmSouth and the Warrant Agent may also amend any Warrant Agreement and the terms of the related Warrants with the consent of the holders of not less than 66 2/3% in number of the unexercised Warrants affected by such amendment, for the purpose of adding any provisions to or modifying in any manner or eliminating any of the provisions of such Warrant Agreement or of modifying in any manner the rights of the holders of such Warrants, except that no such amendment that (i) changes the Warrants so as to reduce the number or principal amount of Securities purchasable upon exercise of such Warrants,
(ii) shortens the period of time during which the Warrants may be exercised,
(iii) otherwise adversely affects the exercise rights of the holders of such Warrants in any material respect, or (iv) reduces the number of unexercised Warrants the consent of holders of which is required for amendment of the Warrant Agreement or the related Warrants, may be made without the consent of each holder affected thereby.

Consolidation, Merger and Sale of Assets

  Each Warrant Agreement will provide that AmSouth may consolidate or merge with or into any other corporation or sell, lease, transfer or convey all or substantially all of its assets to any other corporation, provided that (i) either AmSouth must be the continuing corporation, or the corporation (if other than AmSouth) that is formed by or results from any such consolidation or merger or that receives such assets must be a corporation organized and existing under the laws of the United States of America or a state thereof and must assume the obligations of AmSouth with respect to all the unexercised Warrants and the performance and observance of all of the covenants and conditions of the applicable Warrant Agreement to be performed or observed by AmSouth and (ii) AmSouth or such successor corporation, as the case may be, must not immediately be in default under such Warrant Agreement.

Enforceability of Rights by Holders of Warrants

  Each Warrant Agent will act solely as the agent of AmSouth under the applicable Warrant Agreement and will not assume any obligation or relationship of agency or trust for or with any holder of any Warrant except as expressly set forth under the applicable Warrant Agreement. A single bank or trust company may act as Warrant Agent for more than one issue of Warrants. A Warrant Agent will have no duty or responsibility in case of any default by AmSouth in the performance of its obligations under the applicable Warrant Agreement or Warrant including, without limitation, any duty or responsibility to initiate any proceedings at law or otherwise or to make any demand upon AmSouth. Any holder of a Warrant may, without the consent of the related Warrant Agent or the holder of any other Warrant, enforce by appropriate legal action, in and for its own behalf, its right to exercise, and receive the Securities purchasable upon exercise of, its Warrants.

Replacement of Warrant Certificates

  Any destroyed, lost, stolen or mutilated Warrant Certificate will be replaced by AmSouth at the holder's expense upon delivery to AmSouth and the applicable Warrant Agent of evidence satisfactory to them of the ownership of such Warrant Certificate and of the destruction, loss, theft or mutilation of such Warrant Certificate, and (in the case of mutilation) surrender of such Warrant Certificate to the applicable Warrant Agent, unless AmSouth or the Warrant Agent has received notice that such Warrant Certificate has been acquired by a bona fide purchaser. The holder of such Warrant will also be required to provide an indemnity satisfactory to the relevant Warrant Agent and AmSouth before a replacement Warrant Certificate will be issued.

Title

  AmSouth and each Warrant Agent may treat the registered holder of any Warrant Certificate as the absolute owner of the Warrants evidenced thereby (notwithstanding any notice to the contrary) for any purpose and as the person entitled to exercise the rights attaching to the Warrants evidenced thereby. See "GLOBAL SECURITIES" below.

Governing Law

  Each Warrant Agreement and the Warrants will be governed by, and construed in accordance with, the laws of the State of New York.

                               GLOBAL SECURITIES

  Unless otherwise specified in the applicable Prospectus Supplement, the Securities will be issued in the form of one or more global certificates (collectively, with respect to each series or issue of Securities, the "Global Security") registered in the name of a depositary or a nominee of a depositary. Unless otherwise specified in the applicable Prospectus Supplement, the depositary will be The Depository Trust Company ("DTC"). AmSouth has been informed by DTC that its nominee will be Cede & Co. ("Cede"). Accordingly, Cede is expected to be the initial registered holder of all Securities that are issued in global form. No person that acquires a beneficial interest in such Securities will be entitled to receive a certificate representing such person's interest in the Securities except as set forth herein or in the applicable Prospectus Supplement. Unless and until definitive Securities are issued under the limited circumstances described below, all references to actions by holders of Securities issued in global form shall refer to actions taken by DTC upon instructions from its Participants (as defined below), and all references herein to payments and notices to holders shall refer to payments and notices to DTC or Cede, as the registered holder of such Securities.

  DTC has informed AmSouth that it is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, that it is a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to Section 17A of the Exchange Act, and that it was created to hold securities for its participating organizations ("Participants") and to facilitate the clearance and settlement of securities transactions among Participants through electronic book-entry, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include certain other organizations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

  Persons that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, Securities may do so only through Participants and Indirect Participants. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the agent designated by AmSouth to Cede, as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or holders. Holders will not be recognized by AmSouth or by the applicable registrar, transfer agent, Trustee, Depositary or Warrant Agent, or their agents, as registered holders of the Securities entitled to the benefits of the Certificate of Incorporation or the applicable Indenture, Deposit Agreement or Warrant Agreement. Beneficial owners that are not Participants will be permitted to exercise their rights as such only indirectly through and subject to the procedures of Participants and, if applicable, Indirect Participants.

  Under the rules, regulations and procedures creating and affecting DTC and its operations as currently in effect (the "Rules"), DTC will be required to make book-entry transfers of Securities among Participants and to receive and transmit payments to Participants. Participants and Indirect Participants with which beneficial owners of Securities have accounts with respect to the Securities similarly are required by the Rules to make book-entry transfers and receive and transmit such payments on behalf of their respective account holders.

  Because DTC can act only on behalf of Participants, who in turn act only on behalf of Participants or Indirect Participants, and on behalf of certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of Securities issued in global form to pledge such Securities to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Securities, may be limited due to the unavailability of physical certificates for such Securities.

  DTC has advised AmSouth that DTC will take any action permitted to be taken by a registered holder of any Securities under the Certificate of Incorporation or the applicable Indenture, Deposit Agreement or Warrant Agreement only at the direction of one or more Participants to whose accounts with DTC such Securities are credited.

  Unless otherwise specified in the applicable Prospectus Supplement, a Global Security will be exchangeable for the relevant definitive Securities registered in the names of persons other than DTC or its nominee only if (i) DTC notifies AmSouth that it is unwilling or unable to continue as depository for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act at a time when DTC is required to be so registered in order to act as such depository,

(ii) AmSouth determines that such Global Security shall be so exchangeable or
(iii) there has occurred and is continuing a default in the payment of any amount due in respect of the Securities or, in the case of Debt Securities, an Event of Default or an event that, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to such Debt Securities. Any Global Security that is exchangeable pursuant to the preceding sentence will be exchangeable for Securities registered in such names as DTC directs.

  Upon the occurrence of any event described in the immediately preceding paragraph, DTC is generally required to notify all Participants of the availability through DTC of definitive Securities. Upon surrender by DTC of the Global Security representing the Securities and delivery of instructions for re-registration, the registrar, transfer agent, Trustee, Depositary or Warrant Agent, as the case may be, will reissue the Securities as definitive Securities, and thereafter such persons will recognize the holders of such definitive Securities as registered holders of Securities entitled to the benefits of the Certificate of Incorporation or the applicable Indenture, Deposit Agreement and/or Warrant Agreement.

  Except as described above, a Global Security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or to a successor depositary appointed by AmSouth. Except as described above, DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a Global Security evidencing all or part of any Securities unless such beneficial interest is in an amount equal to an authorized denomination for such Securities.

                             PLAN OF DISTRIBUTION

  AmSouth may sell Securities to or through underwriters to be designated from time to time, and also may sell Securities directly to other purchasers or through agents. The distribution of Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

  The Securities will be new issues of securities with no established trading market. It has not presently been established whether the underwriters, if any, of such Securities will make a market in such Securities. If a market in such Securities is made by any such underwriters, such market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for such Securities.

  In connection with the sale of Securities, underwriters may receive compensation from AmSouth or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from AmSouth and any profit on the resale of Securities by them may be deemed underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from AmSouth will be described, in the applicable Prospectus Supplement.

  Unless otherwise indicated in the applicable Prospectus Supplement, the obligations of any such underwriters to purchase Securities will be subject to certain conditions precedent, and each of the underwriters with respect to a sale of Securities will be obligated to purchase all of its Securities if any are purchased. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent

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

involved in the offer and sale of the Securities in respect of which this Prospectus is being delivered will be acting on a "best efforts" basis for the period of its appointment.

  Under agreements that may be entered into by AmSouth, underwriters, agents and their controlling persons who participate in the distribution of Securities may be entitled to indemnification by AmSouth against certain liabilities, including liabilities under the Securities Act.

  If so indicated in the applicable Prospectus Supplement, AmSouth will authorize dealers or other persons acting as AmSouth's agents to solicit offers by certain institutions to purchase any Securities from AmSouth pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by AmSouth. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of any Securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

  If AmSouth offers and sells Securities directly to a purchaser or purchasers in respect of which this Prospectus is delivered, purchasers involved in the reoffer or resale of such Securities, if such purchasers in respect thereof may be deemed to be underwriters as that term is defined in the Securities Act, will be named and the terms of such reoffers or resales will be set forth in the applicable Prospectus Supplement. Such purchasers may then reoffer and resell such Securities to the public or otherwise at varying prices to be determined by such purchasers at the time of resale or as otherwise described in the applicable Prospectus Supplement. Purchasers of Securities directly from AmSouth may be entitled under agreements that they may enter into with AmSouth to indemnification by AmSouth against certain liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for AmSouth in the ordinary course of their business or otherwise.

  Underwriters or agents and their associates may be customers of (including borrowers from), engage in transactions with, and/or perform services for, AmSouth and its subsidiaries, or either Trustee, in the ordinary course of business.

                          VALIDITY OF THE SECURITIES

  Unless otherwise indicated in the applicable Prospectus Supplement, the validity of any Securities offered hereby will be passed upon for AmSouth by its counsel, Sullivan & Cromwell, New York, New York.

                                    EXPERTS

  The consolidated financial statements of AmSouth included in AmSouth's Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  With respect to the unaudited consolidated interim financial information for the three-month periods ended March 31, 1997 and March 31, 1998, incorporated by reference in this Prospectus, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report, included in AmSouth's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, and incorporated herein by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because the report is not a "report" or a "part" of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act.

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February 24, 1999

                            AmSouth Bancorporation

                                 $175,000,000
                      6.125% Subordinated Notes due 2009

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                   P R O S P E C T U S  S U P P L E M E N T

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                         Donaldson, Lufkin & Jenrette
                          Morgan Stanley Dean Witter

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We have not authorized any dealer, salesperson or other person to give you any information other than this prospectus supplement and the attached prospectus or to make representations as to matters not stated in this prospectus supplement or the prospectus. You must not rely on unauthorized information. This prospectus supplement is not an offer to sell the securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus supplement and the attached prospectus nor any sales made hereunder after the date of this prospectus supplement shall create an implication that the information contained herein or the affairs of the company have not changed since the date hereof.

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